Exhibit 2.7

                       ASSIGNMENT OF FRANCHISE AGREEMENTS


     ASSIGNMENT made as of this 30th day of September, 1999 between Nutri/System L.P., a Delaware limited partnership (hereinafter referred to as "Assignor"), and nutrisystem.com inc., a Delaware corporation and successor by merger to Ansama Corp., a Nevada corporation (hereinafter referred to as "Assignee").

     WHEREAS, Assignor is the Franchisor pursuant to Exclusive Franchise Agreements with its franchisees, a representative copy of which is attached hereto as Exhibit A and a list of all existing franchise agreements is attached hereto and incorporated herein as Exhibit B (the "Franchise Agreements"); and

     WHEREAS, pursuant to an Asset Purchase Agreement between Assignor and Assignee dated as of August 16, 1999 ("Purchase Agreement"), Assignor is required to assign its interest in the aforesaid Franchise Agreements to Assignee and Assignee is required to assume the obligations thereunder.

     NOW, THEREFORE, in consideration of the Purchase Agreement and of the mutual covenants therein and herein set forth, it is hereby agreed as follows:

     1. Assignor does hereby sell, assign, and transfer to Assignee any and all of Assignor's right, title and interest in and to the aforesaid Franchise Agreements and any and all rights, duties and obligations thereunder.

     2. Assignee hereby accepts the foregoing assignment and promises and agrees to assume and faithfully perform all covenants, stipulations, agreements and obligations under the Franchise Agreements accruing on or after the Closing Date, or otherwise attributable to the period commencing on the Closing Date and continuing thereafter.

     3. Assignee shall indemnify and save Assignor harmless from any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities and costs and expenses of every nature, whatsoever and relating to the Franchise Agreements accruing on or after the Closing Date.

     4. This Assignment shall be binding upon the successors and assigns of the parties. The parties shall execute and deliver such future additional agreements and documents as may be necessary to carry out the provisions of this Assignment.

     5. Anything to the contrary contained herein notwithstanding, if the Purchase Agreement shall fail of performance or become null and void, this Assignment shall become null and void and of no effect whatsoever.



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     6. All capitalized terms used herein but not otherwise defined herein shall have the same meaning as in the Purchase Agreement.

     IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the day and year first above written.


                                      ASSIGNEE: NUTRISYSTEM.COM INC. (successor
                                                by merger to Ansama Corp.)


                                                By: /s/ Brian D. Haveson
                                                    -------------------------
                                                        Brian D. Haveson
                                                        President


                                      ASSIGNOR: NUTRI/SYSTEM L.P.


                                                By: /s/ Brian D. Haveson
                                                    -------------------------
                                                        Brian D. Haveson
                                                        President

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